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                                                                   EXHIBIT 10.42
                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT ("Agreement") is made and entered into as of December , 1999, by and between Robert M. Dodge, an individual resident of the State of Georgia ("Employee"), and Horizon Medical Products, Inc., a Georgia corporation (the "Employer").

                              W I T N E S S E T H:

         WHEREAS, Employer desires to employ Employee and Employee desires to be employed by Employer, on the terms and conditions hereinafter set forth;

         NOW, THEREFORE, in consideration of the premises and the mutual promises and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

         SECTION 1         EMPLOYMENT.

         Subject to the terms hereof, the Employer hereby employs Employee, and Employee hereby accepts such employment. Employee will serve as Senior Vice President and Chief Financial Officer of Employer. Employee agrees to devote his full business time and best efforts to the performance of the duties that the Board of Directors of Employer (the "Board of Directors") or the Chief Executive Officer of Employer may assign Employee from time to time, which duties will be consistent with Employee's position and title.

         SECTION 2         TERM OF EMPLOYMENT.

         The term of Employee's employment hereunder (the "Term") shall be from December 20, 1999 (the "Effective Date") until termination upon the occurrence of any of the following events, provided that the Term shall expire on December 20, 2004 if not previously terminated and that Employer will give written notice to Employee no later than December 20, 2003 if Employer is not going to renew this Employment Agreement when the Term expires on December 20, 2004:

                  (I) The death or total disability of Employee (total disability meaning the failure to fully perform his normal required services hereunder for a period of five (5) consecutive months during the Term hereof, as determined by the Board of Directors, by reason of mental or physical disability);

                  (II) The termination by Employer of Employee's employment hereunder, upon prior written notice to Employee, for "good cause". For purposes of this Agreement, "good cause" for termination of Employee's employment shall exist (A) if Employee is convicted of, pleads guilty to, or confesses to any felony or any act of fraud, misappropriation, or embezzlement, (B) if Employee has engaged in a dishonest act to the material damage or prejudice of Employer or an affiliate of Employer, or in misconduct or unlawful or improper activities materially damaging to the business of Employer or an affiliate of Employer, or (C) if

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                           Employee fails to comply with the terms of this
                           Agreement, and, within thirty (30) days after written notice from Employer of such failure, Employee has not corrected such failure or, having once received such notice of failure and having so corrected such failure, Employee at any time thereafter again so fails, provided, that Employee will be given the opportunity to explain his position in the matter at a meeting of the Board of Directors of Employer prior to any termination under this clause (C), or (D) if Employee wilfully neglects or breaches his duties or engages in intentional misconduct in discharging his duties as an officer and employee of the Employer, or
                           (E) if Employee fails to meet the quarterly or annual management business objectives specifically for Employee that are mutually agreed to by the Chief Executive Officer of Employer and Employee and such failure has an adverse effect on Employer or its stock price;

                  (III) The termination of this Agreement by Employee upon at least ninety (90) days prior written notice; provided, however, that in the event Employer has a Form 10-K, Form 10-Q, or proxy statement that is required to be filed with the Securities and Exchange Commission ("SEC") during such ninety (90) day period, such ninety (90) day period shall be extended through the date on which such report or statement is filed with the SEC;

                  (IV) The termination of this Agreement by Employer without cause upon at least thirty (30) days prior written notice; or

                  (V) The termination of this Agreement by mutual written agreement of Employer and Employee.

         SECTION 3         COMPENSATION.

                  3.1 TERM OF EMPLOYMENT. Employer will provide Employee with the following salary, expense reimbursement, and additional employee benefits during the term of employment hereunder:

                  (A) SALARY. Employee will be paid a salary (the "Salary") of no less than One Hundred Eighty Three Thousand Two Hundred Sixty Dollars ($183,260.00) per annum, less deductions and withholdings required by applicable law. The Salary shall be paid to Employee in equal monthly installments (or on such more frequent basis as other executives of Employer are compensated). The Salary shall be reviewed by the Board of Directors or the Compensation Committee of the Board of Directors (the "Compensation Committee") of Employer on at least an annual basis, but shall not be below $183,260.00.


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                  (B)      BONUS. For each calendar year during the Term
                           commencing with the year 2000, Employee will be entitled to earn the following annual bonus based upon the actual earnings per share (basic) achieved by Employer for the calendar year ("Actual EPS"): (i) if the Actual EPS equals the Average Analysists EPS (as defined below) for the calendar year, Employee will be entitled to an annual bonus of ten percent (10%) of Salary for such calendar year; (ii) if the Actual EPS equals or exceeds the Budget EPS (as defined below) for the calendar year, Employee will be entitled to an annual bonus of thirty-five percent (35%) of Salary for such calendar year; and (iii) if the Actual EPS exceeds the Average Analysists EPS for the calendar year, but is less than the Budget EPS for the calendar year, Employee will be entitled to an annual bonus determined by multiplying the Salary for the calendar year by the percentage which is determined by the following calculation:

                           Actual EPS minus Average Analysist EPS
                                                                     times 25% with the resulting percentage added to 10%
                           Budget EPS minus Average Analysis EPS

                           "Average Analysists EPS" shall mean the average of all projected earnings per share (basic) for Employer's stock that are established at the beginning of the calendar year (as adjusted by the analysists during the year for any acquisition by Employer) by analysists who actually establish an earnings per share projection for the year in question.

                           "Budget EPS" shall mean the budgeted earnings per share (basic) reflected in Employer's budgeted financial statements that are established at the beginning of the calendar year and approved by the Chief Executive Officer of Employer, which may be adjusted for any acquisition by Employer during the calendar year. Any Bonus earned shall be paid promptly upon the availability of annual financial results for the previous calendar year (which is expected to occur in the second month of the following calendar year).

                  (C) CAR ALLOWANCE AND COUNTRY CLUB DUES. Employer shall provide Employee with a monthly allowance of $1,000.00 for automobile, country club dues, and tax/financial planning for Employee.

                  (D) VACATION. Employee shall receive four (4) weeks vacation time per calendar year during the term of this Agreement commencing with the year 2000. Any unused vacation days in any calendar year may not be carried over to subsequent years.


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                  (E)      EXPENSES. Employer shall reimburse Employee for all
                           reasonable and necessary expenses incurred by Employee at the request of and on behalf of Employer. Reimbursement requests will comply with the Employer's procedures and policies and must be approved by the Chief Executive Officer.

                  (F) BENEFIT PLANS. Employee may participate in such medical, dental, disability, hospitalization, life insurance, and other benefit plans (such as pension and profit sharing plans) as Employer maintains from time to time for the benefit of other vice-president executives of Employer, on the terms and subject to the conditions set forth in such plans, including without limitation Employer's 401(k) Plan. Employer will obtain and maintain an individual disability insurance policy for Employee that will supplement Employer's group disability policy, with the annual cost of such individual policy not to exceed $5,000.00.

                  3.2 EFFECT OF TERMINATION. Except as hereinafter provided, upon the termination of the employment of Employee hereunder for any reason, Employee shall be entitled to all compensation and benefits earned or accrued under Section 3.1 as of the effective date of Termination (the "Termination Date"), but from and after the Termination Date no additional compensation or benefits shall be earned by Employee hereunder. Except in the case of a termination of the employment of Employee pursuant to Section 2(ii) hereof or a termination by Employee of Employee's employment pursuant to Section 2(iii) hereof, Employee shall be deemed to have earned any Bonus payable with respect to the calendar year in which the Termination Date occurs on a prorated basis (with the Bonus calculated as of the end of the year in which the Termination Date occurs and with proration through the Termination Date). If Employee's employment hereunder is terminated by Employer pursuant to Section 2(iv) hereof, then, in addition to any other amount payable hereunder, Employer shall continue to pay Employee his normal Salary pursuant to Section 3.1(a) during the Termination Period (as defined below) in periodic payments (on the same basis as if Employee continued to serve as an employee hereunder for such period) and Employee shall continue to be eligible to participate in the benefit plans and receive the other benefits set forth in Section 3.1(f) above during the Termination Period without any additional expense to Employee. The "Termination Period" shall mean a period that commences on the Termination Date and continues thereafter for (i) nine (9) months if Employee is given notice of termination by Employer under Section 2(iv) hereof prior to October 1, 2000,
(ii) ten (10) months if Employee is given notice of termination by Employer under Section 2(iv) hereof during October 2000, (iii) eleven (11) months if Employee is given notice of termination by Employer under Section 2(iv) hereof during November 2000, and (iv) twelve (12) months if Employee is given notice of termination by Employer under Section 2(iv) hereof after November 30, 2000.

                  If within thirty (30) days after the effective date of an acquisition of Employer (by a merger, sale of assets, sale of stock, or otherwise), Employer or its successor has not offered to Employee a position of employment (under which employment Employee would have an office within a fifty
(50) mile radius of his home in Atlanta or a fifty (50) mile radius of the Employer's office in Manchester, Georgia) that is mutually acceptable to Employee and Employer or its successor, then Employee may thereafter resign from his employment under Section 2(iii) above


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and in the event of such resignation Employer or its successor shall continue to pay Employee his normal Salary pursuant to Section 3.1(a) during the Termination Period in periodic payments (on the same basis as if Employee continued to serve as an employee hereunder for such period) and Employee shall continue to be eligible to participate in the benefit plans and receive the other benefits set forth in Section 3.1(f) above during the Termination Period without any additional expense to Employee.

                  3.3 STAY-PUT BONUS. In the event Employer is acquired by a third party (by merger or other combination, purchase of assets, purchase of stock, or otherwise (the "Acquisition")) and Employee remains an employee of Employer through the effective closing date of the Acquisition, Employee shall earn and be paid a bonus by Employer or its successor in the amount of Two Hundred Thousand Dollars ($200,000.00). If earned, such bonus shall be paid to Employee no later than ten (10) days after the effective closing date of the Acquisition.

         SECTION 4         STOCK OPTIONS.

         The Compensation Committee of the Board of Directors of the Employer will grant to Employee options to purchase 50,000 shares of common stock of Employer under and subject to Employer's 1998 Stock Incentive Plan (the "Plan"), and Employer will use its best efforts to finalize such grant prior to January 1, 2000. The option price will be the closing stock price on the day the options are granted by the Compensation Committee. The options will vest on the following schedule under the Plan: 25% on the first anniversary date of the Effective Date, 25% on the second anniversary date of the Effective Date, 25% on the third anniversary date of the Effective Date, and 25% on the fourth anniversary date of the Effective Date; provided, however, that all unvested options will become fully vested and exercisable immediately prior to a Change in Control with respect to Employer (as defined in the Plan).

         SECTION 5         NON-DISCLOSURE OF CONFIDENTIAL INFORMATION.

                  5.1 TRADE SECRETS. During the term of the Employee's employment by the Employer and after the termination of such employment, whether such termination is by the Employee or the Employer, the Employee shall not use or disclose, or permit any unauthorized person access to, any Trade Secrets belonging to the Employer or any third party whose Trade Secrets are in the possession of the Employer.

                  5.2 CONFIDENTIAL INFORMATION. During the term of the Employee's employment by the Employer and for a period of two (2) years after termination of such employment, whether such termination is by the Employee or by the Employer, the Employee shall not use or disclose, or permit any unauthorized person access to, any Confidential Information belonging to the Employer or any third party whose Confidential Information is in the possession of the Employer.

                  5.3 DELIVERY OF INFORMATION. Upon request of the Employer and in any event upon the termination of employment with the Employer, the Employee shall deliver to the Employer all memoranda, notes, records, tapes, documentation, disks, manuals, files, or other documents, and all copies thereof, concerning or containing Confidential Information or Trade Secrets that are in the Employee's possession, whether made or compiled by the Employee or furnished to the Employee by the Employer.


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                  5.4      DEFINITION OF TRADE SECRETS. For purposes of this
Agreement, "Trade Secrets" shall refer to the trade secrets of the Employer as that term is defined in the Official Code of Georgia Annotated, ss.10-1-761, as amended from time to time. Trade Secrets also include any information described herein which the Employer obtains from a third party, which Employer or such third party treats as proprietary or designates as Trade Secrets, whether or not owned or developed by the Employer.

                  5.5 DEFINITION OF CONFIDENTIAL INFORMATION. For purposes of this Agreement, "Confidential Information" shall mean any data or information, other than Trade Secrets, that is of value to the Employer and is not generally known to competitors of the Employer and that is treated by the Employer as confidential (whether or not such material or information is marked "confidential"). To the extent consistent with the foregoing and to the extent not Trade Secrets, Confidential Information includes, but is not limited to, lists of any information about the Employer's executives and employees, marketing techniques, price lists, pricing policies, business methods, manufacturing processes and records, regulatory files and information, supplier and vendor information and contracts, and financial information. Confidential Information also includes any information described in this paragraph which the Employer obtains from a third party, which the Employer or the third party treats as proprietary or designates as Confidential Information, whether or not owned or developed by the Employer.

         SECTION 6         MISCELLANEOUS.

                  6.1 INDEMNIFICATION. Employee is entitled to indemnification from Employer for claims against Employee in his capacity as an officer or employee of Employer in the manner provided in the bylaws of Employer and Georgia law.

                  6.2 SEVERABILITY. The covenants in this Agreement shall be construed as covenants independent of one another and as obligations distinct from any other contract between Employee and Employer. Any claim that Employee may have against Employer shall not constitute a defense to enforcement by Employer of this Agreement.


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                  6.3      NOTICES.

                           EMPLOYER:        Horizon Medical Products, Inc.
                                            ATTN: CHIEF EXECUTIVE OFFICER
                                            Seven North Parkway Square
                                            4200 Northside Parkway, N.W.
                                            Atlanta, Georgia 30327

                           EMPLOYEE:        Robert M. Dodge
                                            2619 Peachtree Battle Place
                                            Atlanta, Georgia 30327

or at such other address or number for a party as shall be specified by like notice. Any notice which is delivered in the manner provided herein shall be deemed to have been duly given to the party to whom it is directed upon actual receipt by such party or its agent.

                  6.4 BINDING EFFECT. This Agreement inures to the benefit of, and is binding upon, Employer and its successors and assigns, and Employee, together with Employee's executor, administrator, personal representative, heirs, and legatees.

                  6.5 ENTIRE AGREEMENT. This Agreement is intended by the parties hereto to be the final expression of their agreement with respect to the subject matter hereof and is the complete and exclusive statement of the terms thereof, notwithstanding any representations, statements, or agreements to the contrary heretofore made. This Agreement supersedes and terminates all prior employment and compensation agreements, arrangements, and understandings between or among Employer and Employee. This Agreement may be modified only by a written instrument signed by all of the parties hereto.

                  6.6 GOVERNING LAW. This Agreement shall be deemed to be made in, and in all respects shall be interpreted, construed, and governed by and in accordance with, the laws of the State of Georgia. No provision of this Agreement shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority or by any board of arbitrators by reason of such party or its counsel having or being deemed to have structured or drafted such provision.

                  6.7 HEADINGS. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

                  6.8 SPECIFIC PERFORMANCE. Each party hereto hereby agrees that any remedy at law for any breach of the provisions contained in Section 5 of this Agreement shall be inadequate and that the other parties hereto shall be entitled to specific performance and any other appropriate injunctive relief in addition to any other remedy such party might have under this Agreement or at law or in equity.

                  6.9 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.


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         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                    HORIZON MEDICAL PRODUCTS, INC.



                                    By:
                                       -----------------------------------------
                                       Marshall B. Hunt, Chief Executive Officer


                                    EMPLOYEE:



                                    --------------------------------------------
                                    Robert M. Dodge


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